Exhibit 10.33


April 15, 2002

Mr. Joseph P. Maceda
President
Ocean Power corporation
5000 Robert J. Mathews Pkwy.
El Dorado Hills, CA  95762


Re:   Engagement Letter
      -----------------

Dear Mr. Maceda:

      This letter agreement (this "Agreement") confirms Ocean Power Corporation's (the "Company") engagement of Hyperion Partners Corp. ("Hyperion") as non-exclusive investment banker and consultant of the Company and sets forth the terms and conditions pursuant to which Hyperion shall perform in said capacity.

      1. RETENTION. Subject to the terms and conditions of this Agreement, the Company hereby engages Hyperion to act on behalf of the Company as a non-exclusive investment banker, commencing on the date hereof and continuing for a period of 6 months hereafter (the "Engagement"). Either party may cancel this Agreement upon 30-calendar days written notice.

      2. SERVICES. During the Engagement and subject to the terms and conditions herein, Hyperion agrees to provide financial services to the Company consisting of: (i) evaluating the Company's requirements for funding growth and expansion of the Company's operations; (ii) advising the Company as to alternative modes and sources of financing; and (iii) bringing to the attention of the Company possible business opportunities and evaluating business opportunities generally, whether or not Hyperion or others originate such opportunities. Hyperion agrees to devote such time, attention, and energy as may be necessary to perform the services hereunder. The Company expressly acknowledges and agrees that nothing herein shall be construed, however, to require Hyperion to (i) provide a minimum number of hours of service to the Company or to limit the right of Hyperion to perform similar services for the benefit of persons or entities other than the Company, (ii) commit to purchase securities of the Company or secure financing on behalf of the Company by third parties, (iii) ensure that any potential investor(s) introduced to the Company by Hyperion will execute final agreements with the Company, or (iv) guaranty the obligations of any investor(s) introduced to the Company by Hyperion under any final agreements with such investor(s).

      3. REMUNERATION. For undertaking the Engagement and for other good and valuable consideration, including but not limited to, the substantial benefit the Company will derive from the ability to announce its relationship with Hyperion, the Company agrees as follows:

           a. PLACEMENT FEES. The Company shall pay to Hyperion a cash placement fee equal to 8% of the total amount of financing raised ("Aggregate Consideration") in any Bridge Loan, Debenture, or placement of the Company's securities in connection with Hyperion's efforts hereunder. Notwithstanding the foregoing, in connection with the exercise of any investor warrants issued in connection with a placement of the securities in connection with Hyperion's efforts hereunder, Hyperion's placement fee shall be reduced to 4% of the cash proceeds and shall be paid on receipt of such funds into the escrow account established for this purpose by the Company.

           b. WARRANTS. On each closing date on which Aggregate Consideration is paid or becomes payable, the Company shall issue to Hyperion Partners warrants (the "Warrants") to purchase, in the aggregate, 3% of the amount of the Aggregate Consideration paid to the company (for example, if a $5 million

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private placement,  150,000 warrants will be issued).  The exercise price of the
Warrants shall equal the lower price (to any investor(s)) at which any common equity of the Company is or may be sold in such placement or upon the conversion, exercise or exchange of such securities. The Warrants shall be exercisable immediately after the date of issuance, and shall expire 5 years after the date of issuance, unless otherwise extended by the Company. The Warrants shall include customary anti-dilution protection, a cashless exercise provision and will be non-redeemable and provide for automatic exercise upon expiration. The Warrants shall be transferable, subject only to the securities laws by the holders thereof.

           c. TAIL PERIOD. The Company shall and shall have cause its affiliates to pay Hyperion all compensation described in this Section 3 with respect to all financing at any time prior to the expiration of 1 year after the Termination Date (the "Tail Period") if such candidates were identified to the Company by Hyperion during the Authorization Period and Hyperion provided written notification to the Company of the introduction.

      4. REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY. The Company hereby represents, warrants and covenants as follows:

           a. (i) The Company has the full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder, (ii) the Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of the Company enforceable in accordance with its terms, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of
(A) the Company's certificate of Incorporation or by-laws, or (B) any agreement to which the Company is a party or by which any of its property or assets is bound.

           b. Upon the filing of the first registration statement by the Company pursuant to the Securities Act of 1933, as amended, following the Private Placement in connection with the proposed offer and sale of any of its securities by it or any of its security holders, the Company shall also register for resale by the holder(s) thereof in such registration statement(s) the unregistered Warrant Shares then issued but not yet registered for resale.

      5. REPRESENTATIONS, WARRANTIES AND COVENANTS OF HYPERION. Hyperion hereby represents and warrants that: (i) it has full right, power and authority to enter into this Agreement and to perform all of its obligations hereunder,
(ii) this Agreement has been duly authorized and executed by and constitutes a valid and binding agreement of Hyperion enforceable in accordance with its terms, (iii) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not conflict with or result in a breach of (A) Hyperion's certificate of incorporation or by-laws, or (B) any agreement to which Hyperion is a party or by which any of its property or assets is bound, (iv) it is and will be at the time of any sale of the Company's common stock to the Accredited Investors found by Hyperion and introduced to the Company, fully licensed as a broker dealer with the NASD and in those states in which the Accredited Investors reside and (v) will not provide such Accredited Investor with any information (oral or written) other than that provided in the materials prepared by the Company in connection with the Private Placement.

      6. INDEPENDENT CONTRACTOR. Hyperion and the Company hereby acknowledge that Hyperion is an independent contractor. Hyperion shall not hold itself out as, not shall it take any action from which others might infer that it is a partner or agent of, or joint venture with, the Company. In addition, Hyperion shall take no action, which binds, or purports to bind, the Company.

      7. CONFIDENTIALITY. The Company acknowledges that all opinions and advice, whether oral or written, given by Hyperion to the Company in connection with this Agreement are intended solely for the benefit and use of the Company in considering the transactions to which they relate, and the Company agrees that no person or entity other than the Company shall be entitled to make use of or rely upon the advice of Hyperion to be given hereunder, and no such opinion or advice shall be used by the Company or any other purpose or reproduced, disseminated, quoted or referred to by the Company in communications with third

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parties at any time, in any manner or for any purpose,  nor may the Company make any public references to Hyperion or use Hyperion's name in any annual report or any other report or release of the Company without Hyperion's prior written consent, except that the Company may, without Hyperion's further consent, disclose this Agreement (but not information provided to the Company by Hyperion) in the company's filings with the Securities and Exchange Commission, if such disclosure is required by law.

      8. REIMBURSEMENT. The Company agrees to reimburse promptly Hyperion Partners, upon request from time to time, for all reasonable, out-of-pocket expenses incurred by Hyperion Partners (including fees and disbursements of counsel and of other consultants and advisors retained by Hyperion Partners) in connection with the matters contemplated this Agreement, but in no event more than $2.500. Ocean Power Corporation will pre-approve any expenses above $250.00 in writing.

      9. NOTICES. Except as otherwise specifically agreed, all notices and other communications made under this Agreement shall be in writing and, when delivered in person or by facsimile transmission, or by overnight courier shall be deemed given on the same day if delivered on a business day during normal business hours, or on the first day of business day following delivery in person or by facsimile, or overnight courier outside normal business hours, or on the date indicated on the return receipt if sent registered or certified mail, return receipt requested. All notices sent hereunder shall be sent to the representatives of the party to be noticed at the addresses indicated respectively below, or at such other addresses as the parties to be noticed may from time to time by like notice hereafter specify.

             If to the Company:             Mr. Joseph P. Maceda
                                            President
                                            Ocean Power Corporation
                                            5000 Robert J. Mathews Pkwy
                                            El Dorado Hills, CA  95762


             If to Hyperion:                Hyperion Partners Corp.
                                            1225 Hightower Trail
                                            Suite B-220
                                            Atlanta, GA  30350
                                            Attn:  Paul T. Mannion, Jr.
                                            (770) 992-6800 (Fax)


      10. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties. It may not be changed except by agreement in writing signed by the party against whom enforcement of any waiver, change, discharge, or modification is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

      11. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, acknowledgments and agreements of Hyperion and the Company shall survive the termination of this agreement. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or valid, this Agreement shall continue in full force and effect without said provision; provided, however, that, such severability shall be ineffective if it materially changes the economic benefit of this Agreement to any party.

      12. GOVERNING LAW. This Agreement shall be construed according to the laws of the State of Georgia and subject to the jurisdiction of the courts of said state, without application of the principles of conflicts of laws. Each of the parties' consents exclusively to personal jurisdiction in Fulton County, Georgia, waives any objection as to jurisdiction or venue, and agrees not to assert any defense based on lack of jurisdiction or venue. In any litigation, arbitration, or other dispute resolution arising out of or relating to this Agreement, the prevailing party shall be reimbursed by the other party (as determined by a court of competent jurisdiction) for reasonable attorneys' fees and/or arbitration costs.

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      13.  SUCCESSORS.  This Agreement shall be binding upon the parties,  their successors and assigns.

      14. EXECUTION. This Agreement may be executed in any number of counterparts each of which shall be enforceable against the parties executing such counterparts, and all of which together shall constitute a single document. Except as otherwise stated herein, in lieu of the original documents, a facsimile transmission or copy of the original documents shall be as effective and enforceable as the original.

If the foregoing correctly sets forth our understanding and agreement, please so indicate by signing where indicated below. We look forward to working with you.


                                          HYPERION PARTNERS CORP.



                                          By:   /s/  Paul T. Mannion, Jr.
                                             -----------------------------------
                                                Paul T. Mannion, Jr., President



Agreed to and accepted this 16 day of April 2002:

Ocean Power Corporation

By:   /s/  Joseph P. Maceda
------------------------------
     Name:  Joseph P. Maceda
     Title:     Chief Executive Officer

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